Exhibit 99.1

For Immediate Release

MEDIA CONTACT: 937-224-5940

Dayton Power and Light Offers Customers a Green Choice

DAYTON, Ohio, April 21, 2008 — Customers looking to make a green choice have a new energy option in Dayton Power and Light’s (DP&L) Green Pricing program.  By participating in this program, customers can support the continued development of renewable electric energy resources, such as wind, solar and landfill gas.

“Renewable energy, used on a broad scale, is a relatively new trend in our industry,” said Paul Barbas, president and chief executive officer of DP&L.  “Our Green Pricing program is a convenient and simple approach for customers to support the further development of a new breed of renewable generation.  We are pleased that we were able to work with the Public Utilities Commission of Ohio to offer this environmentally friendly alternative.”

DP&L’s new Green Pricing program helps make a difference in the environment by supporting the purchase of Renewable Energy Certificates (RECs) that come from renewable sources of electric power generation.  One REC is produced when one megawatt hour of certified renewable electricity is created by a renewable energy generator.  The REC is then sold to a buyer, such as an individual or an organization, which in turn helps to support the generation of renewable energy.

When customers purchase green pricing blocks from DP&L, they are supporting DP&L’s acquisition of RECs.  DP&L will acquire RECs according to overall demand for the program.

To participate, DP&L customers must buy a minimum of two green pricing blocks (2 blocks @ $1.00 each) equal to 200 kilowatt hours. Customers have the option to make a one-time purchase or establish an automatic monthly purchase amount.

DP&L customers can enroll online at www.dpandl.com or by calling DP&L’s Customer Solutions Center at 1-937-331-3900 or toll-free at 1-800-433-8500. Additional information will be available in DP&L’s May bill insert.

Participation is voluntary and does not affect customers’ current electricity service.  DP&L will continue to deliver the same reliable electricity regardless of customers’ participation in the program. Customers will not receive additional energy from the purchase of the renewable energy credits.

About DPL

DPL Inc. (NYSE:DPL) is a regional electric energy company.  DPL’s principal subsidiaries include The Dayton Power and Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER).  DP&L, a regulated electric utility, provides service to over 515,000 retail customers in West Central Ohio; DPLE engages in the operation of peaking generation facilities; and DPLER is a competitive retail electric supplier in Ohio, selling to major industrial and commercial customers. DPL, through its subsidiaries, owns approximately 3,750 megawatts of generation capacity, of which 2,850 megawatts are low cost coal-fired units and 900 megawatts are natural gas and diesel peaking units.  Further information can be found at www.dplinc.com.

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Matters discussed in the press release that relate to events or developments that are expected to occur in the future, including management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters constitute forward-looking statements.  Forward-looking statements are based on management’s beliefs, assumptions and expectations of future economic performance, taking into account the information currently available to management.  These statements are not statements of historical fact and are typically identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions.  Such forward-looking statements are subject to risks and uncertainties, and investors are cautioned that outcomes and results may vary materially from those projected due to various factors beyond DPL’s control, including but not limited to: abnormal or severe weather and catastrophic weather-related damage; unusual maintenance or repair requirements; changes in fuel costs and purchased power, coal, environmental emissions, gas and other commodity prices; volatility and changes in markets for electricity and other energy-related commodities; increased competition and deregulation in the electric utility industry; increased competition in the retail generation market; changes in interest rates; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, emission levels, rate structures or tax laws; changes in federal and/or state environmental laws and regulations to which DPL and its subsidiaries are subject; the development of Regional Transmission Organizations, including PJM to which DPL’s operating subsidiary has given control of its transmission functions; changes in DPL’s purchasing processes, pricing, delays, contractor and supplier performance and availability; significant delays associated with large construction projects; growth in DPL’s service territory and changes in demand and demographic patterns; changes in accounting rules and the effect of accounting pronouncements issued periodically by accounting standard-setting bodies; financial market conditions; the outcomes of litigation and regulatory investigations, proceedings or inquiries; general economic conditions; and the risks and other factors discussed in DPL’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date of the document in which they are made.  We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.

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